Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated May 5, 2008, with respect to the financial statements of Tricadia CDO Fund, L.P, included as an exhibit to the Annual Report of NYMAGIC, INC. on Form 10-K/A for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of NYMAGIC, INC. on Forms S-3 (File No. 333-106547, effective November 3, 2003) and on Forms S-8 (File No. 33-88342, effective January 9, 1995, 333-103018, effective February 6, 2003, and 333-116091, effective June 2, 2004).

/s/ GRANT THORNTON LLP
New York, NY
May 5, 2008